As filed with the United States Securities and Exchange Commission on March 14, 2002.

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CenturyTel, Inc. CenturyTel Capital Trust I (Exact name of each registrant as specified in its charter)	Louisiana Delaware (State or other jurisdiction of incorporation or organization)	72-0651161 72-6210854 (I.R.S. Employer Identification No.)

100 CenturyTel Drive
Monroe, Louisiana 71203
(318) 388-9000
(Address, including zip code, and telephone number,
including area code, of registrants' principal executive offices)

Harvey P. Perry	Copy to:
Executive Vice President,	Chief Kenneth J. Najder
Administrative Officer and General Counsel	Jones, Walker, Waechter,
CenturyTel, Inc.	Poitevent, Carrère & Denègre, L.L.P.
100 CenturyTel Drive	201 St. Charles Avenue, 51st Floor
Monroe, Louisiana 71203	New Orleans, Louisiana 70170-5100
(318) 388-9000	(504) 582-8000
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this registration statement

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE(1)

Title of each class of securities to be registered(2)	Amount to be registered(3)	Proposed maximum aggregate offering price(4)	Amount of registration fee(5)
CenturyTel, Inc.: Debt Securities(6) Preferred Stock Depositary Shares Common Stock(7) Warrants Purchase Contracts Purchase Units Guarantees of Trust Preferred Securities of CenturyTel Capital Trust I(8)	(1)	(1)	(1)
CenturyTel Capital Trust I: Trust Preferred Securities	(1)	(1)	(1)
Total	$3,000,000,000	$3,000,000,000	$ 276,000

(1)	Pursuant to Rule 457(o) under the Securities Act, the registration fee is calculated based upon the maximum offering price of all securities listed (determined as provided below). Pursuant to Rule 457(o) and General Instruction II(D) of Form S-3 under the Securities Act, the table omits certain information.

(2)	Any securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(3)	Includes an indeterminate amount, number or shares of debt securities, preferred stock, depositary shares, common stock, warrants, purchase contracts, purchase units and trust preferred securities as may be issued from time to time at indeterminate prices, but with an aggregate initial offering price not to exceed $3,000,000,000 (subject to note 6 below), plus an indeterminate amount or number of securities registered hereunder that may be issuable in connection with the exercise of purchase, conversion or exchange rights under other securities registered hereunder. Certain securities registered hereunder may be issued and sold to CenturyTel Capital Trust I, in which event such securities may be later distributed to the holders of trust preferred securities under certain circumstances.

(4)	Estimated solely for the purpose of calculating the registration fee.

(5)	Pursuant to Rule 457(p) under the Securities Act, the registration fee of $276,000 that would otherwise be due with respect to the securities registered pursuant to this registration statement is offset by a $290,400 credit for fees previously paid by us to the Securities and Exchange Commission associated with $1.1 billion of unissued securities that were previously registered by us pursuant to registration statement No. 333-35432 on Form S-3, filed on April 21, 2000, and such unissued securities are hereby deemed deregistered.

(6)	Reflects the principal amount of any debt securities issued at, or at a premium to, their principal amounts, and the issue price rather than the principal amount of any debt securities issued at an original issue discount.

(7)	Includes associated preference share purchase rights, which prior to the occurrence of certain events will not be exercisable or evidenced separate from our common stock.

(8)	No separate consideration will be received for any guarantees. The guarantees include the rights of holders of the trust preferred securities under the guarantees and certain backup undertakings, comprised of obligations of CenturyTel under the subordinate indenture and under the declaration of trust of CenturyTel Capital Trust I, each as described in this registration statement.

________________

            The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

Subject to Completion, Dated March 14, 2002

$3,000,000,000

CenturyTel, Inc.

DEBT SECURITIES
PREFERRED STOCK
DEPOSITARY SHARES
COMMON STOCK
WARRANTS
PURCHASE CONTRACTS
PURCHASE UNITS

CenturyTel Capital Trust I

TRUST PREFERRED SECURITIES
Guaranteed as set forth herein by
CenturyTel, Inc.

            We or CenturyTel Capital Trust I may use this prospectus to offer the following securities for sale, either separately, together or in combination with other such securities:

  Unsecured senior or subordinated debt securities
  Preferred stock
  Depositary shares representing fractional interests in our preferred stock
  Common stock
  Warrants to purchase debt securities, preferred stock, depositary shares or common stock
  Purchase contracts
  Purchase units, or
  Trust preferred securities issued by CenturyTel Capital Trust I.

            We will describe the specific terms of any securities offered in one or more supplements to this prospectus. A supplement may also add, update or change information contained in this prospectus.

            Our common stock trades on the New York Stock Exchange under the symbol "CTL."

            You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is __________, 2002.

__________________

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. Neither we nor the Trust has authorized anyone to provide you with different information. Neither we nor the Trust are making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

ABOUT THIS PROSPECTUS

            This prospectus is part of a Registration Statement on Form S-3 that we and the Trust filed with the Securities and Exchange Commission utilizing a shelf registration process. Under the shelf process, we or the Trust may sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $3,000,000,000. This prospectus provides you with a general description of the securities we or the Trust may offer. Each time we or the Trust sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described immediately below under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

            We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy that information at the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC's Internet address is http://www.sec.gov.

            We and the Trust have filed a Registration Statement on Form S-3 and related exhibits with the SEC under the Securities Act of 1933. The Registration Statement may contain additional information that may be important to you. You may read the Registration Statement and exhibits without charge at the SEC's public reference room, and you may obtain copies from the SEC at prescribed rates.

            The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to documents on file with the SEC. Some information that we currently have on file is incorporated by reference and is an important part of this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus. You should therefore read the information incorporated by reference in this prospectus with the same care you use when reading this prospectus and any prospectus supplement. Certain information that we file later with the SEC will automatically update and supersede information incorporated by reference in this prospectus and information contained in this prospectus or any prospectus supplement.

            We incorporate by reference the following documents that we have filed with the SEC pursuant to the Securities Exchange Act of 1934:

  Annual Report on Form 10-K for the year ended December 31, 2000.

  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

  Current Reports on Form 8-K filed May 10, 2001, June 27, 2001, August 15, 2001, August 17, 2001, August 21, 2001, August 27, 2001, August 28, 2001, October 25, 2001, November 2, 2001, December 10, 2001, January 31, 2002 and February 1, 2002.

  The description of our common stock contained in our registration statement, as amended and restated on Form 8-A/A (File No. 1-7784; filed November 19, 1999), and the description of our related preference share purchase rights contained in our registration statement, as amended and restated on Form 8-A/A (File No. 1-7784; filed on November 19, 1999).

  All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.

            At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing us at 100 CenturyTel Drive, Monroe, Louisiana 71203, Attention: Harvey P. Perry, or by telephoning us at (318) 388-9000.

FORWARD-LOOKING STATEMENTS

            Certain statements made in this prospectus and the documents incorporated herein by reference that are not historical facts are intended to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Our actual results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to:

  our ability to effectively manage our growth, including successfully financing and timely consummating our pending acquisitions, integrating newly acquired properties into our operations, hiring adequate numbers of qualified staff and successfully upgrading our billing and other information systems the results of our efforts to separate our wireless operations from our other operations the risks inherent in rapid technological change

  the effects of ongoing changes in the regulation of the communications industry the effects of greater than anticipated competition in our markets possible changes in the demand for, or pricing of, our products and services our ability to successfully introduce new product or service offerings on a timely and cost-effective basis the effects of more general factors such as changes in interest rates, in general market or economic conditions or in legislation, regulation or public policy.

These factors, and others, are described in greater detail in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2000. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof. Except for our obligations to disclose material information under the federal securities laws, we undertake no obligation to update any of our forward-looking statements for any reason.

__________________

            When used in this prospectus, (1) the term "MSA" means a Metropolitan Statistical Area for which the Federal Communications Commission (the "FCC") has granted a cellular operating license, (2) the term "RSA" means a Rural Service Area for which the FCC has granted a cellular operating license, (3) the term "DSL" means digital subscriber lines, through which we provide high-speed Internet service, (4) the term "LEC" means a local exchange carrier that provides local telephone service, (5) the term "pops," whenever used with respect to our operations, means the population of licensed markets (based on independent third-party population estimates) multiplied by our proportionate equity interests in the licensed operators of those markets and (6) "Registration Statement" means the registration statement on Form S-3 referred to on page 1.

            The terms "CenturyTel," "we," "us" and "our" refer to CenturyTel, Inc., and not any of our subsidiaries (unless the context otherwise requires and except under the heading "CenturyTel," where such terms refer to the consolidated operations of CenturyTel and our subsidiaries), and the term "Trust" refers to CenturyTel Capital Trust I, a Delaware business trust.

CENTURYTEL

            We are a regional integrated communications company. We are primarily engaged in providing local telephone and wireless communications services in 21 states. We also provide long distance, Internet, competitive local exchange, broadband data, security monitoring, and other communications and business information services.

            CenturyTel is incorporated in Louisiana. Our principal executive offices are located at 100 CenturyTel Drive, Monroe, Louisiana 71203, and our telephone number is (318) 388-9000.

Operations

            Telephone operations. According to published sources, we are currently the eighth largest local exchange telephone company in the United States, based on the number of telephone access lines served. At December 31, 2001, our telephone subsidiaries served approximately 1.8 million access lines in 21 states, primarily in rural, suburban and small urban communities. All of our access lines are served by digital switching technology, which in conjunction with other technologies allows us to offer additional premium services to our customers, including call forwarding, conference calling, caller identification, selective call ringing and call waiting.

            The table below sets forth information with respect to our access lines as of December 31, 2001 and 2000.

	December 31, 2001		December 21, 2000

State	Number of Access Lines	Percent of Access Lines	Number of Access Lines	Percent of Access Lines

Wisconsin	498,331(1)	28%	498,234(1)	28%
Arkansas	271,617	15	278,155	15
Washington	189,868	11	189,341	11
Missouri	130,651(2)	7	129,944(2)	7
Michigan	114,643	6	114,325	6
Louisiana	104,043	6	103,091	6
Colorado	97,571	6	95,509	5
Ohio	84,636	5	85,308	5
Oregon	78,592	4	79,663	5
Montana	65,974	4	65,966	4
Texas	51,451	3	51,387	3
Minnesota	31,110	2	30,910	2
Tennessee	27,660	2	27,781	2
Mississippi	23,579	1	23,435	1
Idaho	6,396	-	6,295	-
New Mexico	6,119	-	6,197	-
Indiana	5,490	-	5,425	-
Wyoming	5,408	-	5,108	-
Iowa	2,072	-	2,048	-
Arizona	1,937	-	1,920	-
Nevada	495	-	523	-

	1,797,643	100%	1,800,565	100%

(1)    Approximately 61,990 (as of December 31, 2001) of these lines are owned and operated by CenturyTel's 89%-owned affiliate.

(2)    These lines are owned and operated by CenturyTel's 75.7%-owned affiliate.

__________________

            We expect future growth in our telephone operations to be derived from acquiring additional telephone properties, providing service to new customers, increasing network usage and providing additional services.

            Our telephone subsidiaries are installing fiber optic cable in certain of our high traffic markets and have provided alternative routing of telephone service over fiber optic cable networks in several strategic operating areas. At December 31, 2001, our telephone subsidiaries had installed approximately 10,900 miles of fiber optic cable in use.

            Wireless Operations. According to published sources, we are currently the eighth largest cellular telephone company in the United States, based on cellular pops. At December 31, 2001, our majority-owned and operated cellular systems had access to approximately 7.8 million cellular pops and served approximately 797,000 customers in 19 MSAs and 22 RSAs in Michigan, Louisiana, Arkansas, Mississippi, Wisconsin and Texas. At December 31, 2001, we also owned minority equity interests in cellular companies operating in 10 MSAs and 22 RSAs, which allowed us access to approximately 2.0 million additional cellular pops. Of our 9.8 million aggregate cellular pops, approximately 65% are attributable to our MSA interests, with the balance attributable to our RSA interests.

            Our wireless operations are subject to increased competition from large wireless carriers offering nationwide calling plans. We do not offer a nationwide calling plan at this time and may be hindered in our ability to compete for customers seeking these plans. Additionally, several wireless carriers have taken steps to abandon the TDMA standard used by us and to provide enhanced "next generation" wireless services utilizing different technologies. If we elect to continue to use the TDMA standard or to forego implementation of enhanced wireless services, we cannot assure you that we will be able to receive support from vendors or to compete effectively against competitors using different technologies or offering more services. For these and other reasons, in August 2001, we announced that we are exploring the potential separation of our wireless business from our other operations.

            Other Operations. We also provide long distance, Internet, competitive local exchange, broadband data, and security monitoring in certain local and regional markets, as well as certain printing and related business information services. At December 31, 2001, our long distance business served approximately 465,000 customers in certain of our markets. At December 31, 2001, we provided Internet access services to a total of approximately 144,800 customers, 121,500 of which received traditional dial-up Internet service and 23,300 of which received retail DSL services.

            In late 2000, we began offering competitive local exchange telephone services, coupled with long distance, wireless, Internet access and other services, to small to medium-sized businesses in Monroe and Shreveport, Louisiana, and in late 2001, we began offering similar services in Grand Rapids and Lansing, Michigan.

            In connection with our long-range plans to sell capacity to other carriers in or near certain of our select markets, we also began providing service in the second quarter of 2001 to customers over a recently constructed 700-mile fiber optic ring connecting several communities in southern and central Michigan.

Pending Acquisitions

            On October 22, 2001, we entered into definitive agreements to purchase from affiliates of Verizon Communications, Inc. assets comprising all of Verizon's local telephone operations in Missouri and Alabama. In exchange, we have agreed to pay approximately $2.159 billion in cash, subject to certain adjustments described below.

            The assets to be purchased will include (i) all telephone access lines (which numbered approximately 372,000 as of December 31, 2001) and related property and equipment comprising Verizon's local exchange operations in 98 exchanges in predominantly rural and suburban markets throughout Missouri, several of which are adjacent to properties currently owned and operated by us, (ii) all telephone access lines (which numbered approximately 304,000 as of December 31, 2001) and related property and equipment comprising Verizon's local exchange operations in 90 exchanges in predominantly rural markets throughout Alabama, (iii) Verizon's assets used to provide DSL and other high speed data services within the purchased exchanges in both states and (iv) approximately 2,800 route miles of fiber optic cable within the purchased exchanges in both states. The acquired assets will not include Verizon's wireless, long distance, dial-up Internet, or directory publishing operations, or rights under various Verizon contracts, including those relating to customer premise equipment. The purchase price will be adjusted to, among other things, (i) reimburse Verizon for certain pre-closing costs and (ii) compensate us if Verizon fails to attain certain specified pre-closing capital expenditure targets. We do not expect the aggregate effect of these adjustments to be material.

            The Alabama Public Service Commission has approved our purchase of the Alabama properties. Our purchase of the Missouri properties is subject to the approval of the Missouri Public Service Commission. Consummation of each transaction is also subject to, among other things, the approval of the Federal Communications Commission, the receipt of various third party consents and various other customary closing conditions. Subject to these conditions, we expect to complete these purchases by mid-year 2002. Neither purchase is conditioned upon the completion of the other purchase. Under each definitive agreement, we have agreed to pay Verizon 10% of the transaction consideration if the purchase is not consummated under certain specified conditions, including our incapacity to finance the transaction.

            The properties to be acquired are currently subject to price-cap regulation for interstate purposes, and we have no plans to change this. Because most of our other telephone properties are subject to rate-of-return regulation, we have sought a waiver of the FCC's "all or nothing" regulation that generally requires a rate-of-return company acquiring a price-cap company to convert all of its operations to price-cap regulation. Although the FCC has granted similar waivers to other carriers over the past couple of years, we cannot assure you that the FCC will grant a waiver to us. Our failure to obtain this waiver would adversely impact the financial benefits that we anticipate receiving in connection with our purchases of the Verizon properties.

            For information on financing these acquisitions, see "Use of Proceeds."

Future Acquisitions

            We continually evaluate the possibility of acquiring additional telecommunications assets in exchange for cash, securities or both, and at any given time may be engaged in discussions or negotiations regarding additional acquisitions. We generally do not announce our acquisitions until we have entered into a preliminary or definitive agreement. Over the past few years, the number and size of communications properties on the market has increased substantially. Although our primary focus will continue to be on acquiring interests that are proximate to our properties or that serve a customer base large enough for us to operate efficiently, we may also acquire other communications interests and these acquisitions could have a material impact upon CenturyTel.

Recent Events

            On January 31, 2002, we announced the results of our operations for the quarter and for the year ended December 31, 2001, and the outlook for our 2002 operating results. Additional information about our actual and anticipated financial performance for these periods is contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 1, 2002.

CENTURYTEL CAPITAL TRUST I

            The Trust is a Delaware business trust formed to raise capital for us by issuing trust preferred securities under this prospectus and a prospectus supplement, and investing the proceeds in debt securities issued by us.

            We will directly or indirectly own all of the common securities of the Trust. The common securities will rank equally with, and the Trust will make payments with respect to the common securities in proportion to, the trust preferred securities, except that if an event of default occurs under the Trust's organizational documents, our rights to payments, as holder of the common securities, will be subordinated to your rights as holders of the trust preferred securities. We will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to at least three percent of the total capital of the Trust.

            As holder of the common securities of the Trust, we are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of the Trust, provided that the number of trustees shall be at least three. The Trust's business and affairs will be conducted by the trustees we appoint. The trustees' duties and obligations are governed by the Trust's organizational documents. Prior to the issuance of any trust preferred securities, we will ensure that one trustee of the Trust is a financial institution that will not be an affiliate of ours and that will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one trustee of the Trust will have its principal place of business or reside in the State of Delaware.

            We will pay all of the Trust's fees and expenses, including those relating to any offering of trust preferred securities. In addition, we will enter into a guarantee with respect to each series of trust preferred securities under which we will irrevocably and unconditionally agree to make certain payments to the holders of that series of trust preferred securities, subject to any applicable subordination provisions, except that the guarantee will only apply when the Trust has sufficient funds immediately available to make those payments but has not made them.

            The principal office of the Trust is c/o CenturyTel, Inc., 100 CenturyTel Drive, Monroe, Louisiana 71203 USA and the telephone number is (318) 388-9000.

USE OF PROCEEDS

            Unless otherwise indicated in any prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for financing acquisitions, refinancing outstanding indebtedness or other general corporate purposes, including funding new business initiatives, capital expenditures or strategic investments. Although our financing plans are not yet complete and will be dependent on market conditions, we currently anticipate selling debt or equity securities, or both, in one or more offerings to finance a substantial portion of the cost of completing our pending Verizon acquisitions described above under "The Company - Pending Acquisitions." Upon any sale of securities offered by this prospectus, we will describe the specific allocation of the net sales proceeds in the prospectus supplement relating to that offering. The Trust will invest all proceeds received from any sale of its trust preferred securities in debt securities to be offered by us in connection with such offering.

            We expect to engage periodically in additional private or public financings as market conditions warrant and as the need arises.

EARNINGS RATIOS

            Our ratio of earnings to fixed charges and preferred stock dividends was as follows for the years indicated:

	Years ended December 31,

	2001	2000	1999	1998	1997

Ratio of earnings to fixed charges and preferred stock dividends(1)	3.40	3.07	3.75	3.25	7.80

Ratio of earnings, excluding non-recurring items (2), to fixed charges	2.57	3.01	3.45	2.95	4.87

__________________

(1)	For purposes of the chart above, "earnings" consist of income before income taxes and fixed charges, with adjustments primarily for earnings of and distributions from unconsolidated subsidiaries, and "fixed charges" include interest expense, including amortized debt issuance costs, and preferred stock dividend costs of CenturyTel and its subsidiaries. We have assumed that our preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividend requirements. We computed those pre-tax earnings using actual tax rates for each period. The ratio of earnings to fixed charges does not differ materially from the ratio of earnings to fixed charges and preferred stock dividends for the years indicated in the table above.

(2)	Non-recurring items during the periods presented above primarily relate to gains on sales of assets and other non-recurring charges and credits, including, but not limited to, (i) the write-down of certain nonoperating assets, (ii) costs to defend an unsolicited takeover proposal, (iii) costs to settle interest rate hedge contracts and (iv) charges to record our proportionate share of non-recurring charges recorded by entities in which we own a minority interest.

DESCRIPTION OF SECURITIES

            This prospectus contains a general summary of the debt securities, preferred stock, depositary shares, common stock, warrants, purchase contracts, purchase units, trust preferred securities and the related guarantees that we or the Trust may offer from time to time. These summaries are not meant to be a complete description of such securities. We will describe the particular terms of any such offered securities in a prospectus supplement, which may differ from or supercede some or all of the general terms summarized in this prospectus.

            Any of the securities described herein and in a prospectus supplement may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another.

DESCRIPTION OF DEBT SECURITIES

            We may periodically issue senior debt securities in one or more series under an indenture, dated as of March 31, 1994, between us and Regions Bank (successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as trustee (the "Senior Indenture"). We may also periodically issue subordinated debt securities in one or more series under a subordinated indenture to be entered into between us and a bank or trust company selected by us to act as trustee (the "Subordinated Indenture" and, collectively with the Senior Indenture, the "Indentures"). The trustees under the Indentures are sometimes collectively referred to as the "Trustees." The particular terms of each series of debt securities will be set forth in a resolution of a committee of our board of directors specifically authorizing that series or in one or more supplemental indentures. The following summary is not complete and is subject to the provisions of, and is qualified in its entirety by express reference to, the Indentures and the applicable board resolutions. A copy of the Indentures and a form of the board resolution are each filed as exhibits to the Registration Statement.

            Unless otherwise indicated, each reference italicized in parentheses below or in any prospectus supplement applies to section numbers in the applicable Indenture and each capitalized term not otherwise defined herein has the meaning assigned to it in the applicable Indenture.

General

            The debt securities will be general unsecured obligations of CenturyTel. Senior debt securities will rank prior to all subordinated debt and will have the same rank as all other unsecured debt of CenturyTel. Subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior debt as described in the applicable prospectus supplement.

            We are a holding company and derive substantially all of our income and operating cash flow from our subsidiaries. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal and interest on any debt securities that may be issued hereunder. Certain of our subsidiaries' loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us. At December 31, 2001, the amount of retained earnings of our subsidiaries not subject to dividend restrictions was approximately $1.8 billion. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of debt securities to benefit indirectly therefrom) are subject to the prior claims of creditors of that subsidiary.

            Unless we state otherwise below or in any prospectus supplement, neither of the Indentures nor the debt securities to be offered thereby (1) limit the amount of secured or unsecured indebtedness that we or any of our subsidiaries may issue or incur, (2) restrict our ability to pay dividends or sell or transfer our assets or (3) contain provisions that would afford debt holders protection in the event of a change in control, highly leveraged transaction, recapitalization or similar transaction involving CenturyTel, any of which could adversely affect the debt holders.

            If we issue debt securities to the Trust in connection with the Trust's issuance of trust preferred securities, our debt securities may thereafter be distributed pro rata to the holders of such trust securities upon the occurrence of certain events described in the applicable prospectus supplement.

            If we sell any series of debt securities hereunder, each related prospectus supplement will describe the terms of the series, including some or all of the following:

  the title and ranking of the series

  any limit on the aggregate principal amount of the debt securities or the series of which they are a part our net proceeds from the sale thereof

  the price or prices at which the series will be issued

  the date or dates of maturity

  the rate or rates per annum, if any, at which the series will bear interest or the method of determining the rate or rates the date or dates from which interest will accrue and the date or dates at which interest will be payable the terms of any conversion or exchange rights

  the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or similar provisions any special United States federal income tax considerations applicable to the series any special provisions relating to the defeasance of the series any special considerations, additional covenants or other specific provisions applicable to the series.

            The debt securities may bear interest at a fixed or floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

            The Indentures are, and the debt securities will be, governed by Louisiana law. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.

Denominations, Registration and Transfer

            The debt securities will be issued only in fully registered form and, unless we state otherwise in any prospectus supplement, in denominations of $1,000 or any multiples thereof (Section 2.03). The applicable Trustee will act as the registrar of a series (Section 2.05). No service charge will be made for any registration of transfer or exchange of debt securities, or issue of new debt securities in the event of a partial redemption of any series, but we may generally require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.05). The applicable Trustee may appoint an authenticating agent for any series to act on the Trustee's behalf in connection with authenticating debt securities of that series issued upon the exchange, transfer or partial redemption thereof (Section 2.10). The applicable Trustee may at any time rescind the designation of any such agent (Section 2.10).

            We shall not be required to issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant redemption notice or to register the transfer of or exchange any debt securities of any series, or portions thereof, called for redemption (Section 2.05).

Global Securities

            We may issue the debt securities in whole or in part in the form of one or more global registered securities that will be deposited with a depositary identified in a prospectus supplement. We may issue global securities in either temporary or permanent form. A prospectus supplement will contain additional information about the depositary arrangements.

            Registered global securities will be registered in the depositary's name or in the name of its nominee. When we issue a global security, the depositary will credit that amount of debt securities to the investors that have accounts with the depositary or its nominee. The underwriters or the debt security holders' agent will designate the accounts to be credited, unless the debt securities are offered and sold directly by CenturyTel, in which case we will designate the appropriate accounts to be credited.

            Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Participants' beneficial interests in a global security will be shown on and effected through records maintained by the depositary. Beneficial interests held by investors through participants will be reflected in records maintained by the participant.

            As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or that nominee will be considered the sole owner and holder of the debt securities represented by that global security for all purposes under the applicable Indenture. Except as set forth below, beneficial owners of global securities held by a depositary will not be entitled to:

  register the represented debt securities in their names

  receive physical delivery of the debt securities

  be recognized as the owners or holders of the global security under the applicable Indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the applicable Indenture.

            We understand that, under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable Indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

            Payments on debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee. Accordingly, neither CenturyTel, the applicable Trustee nor any paying agent will have any direct responsibility to pay amounts due on the global securities to owners of beneficial interests in such securities. When a depositary receives a payment, it is typically obligated to immediately credit the participants' accounts in amounts proportionate to the participants' interests in the global security. Investors who hold their beneficial interest in a global security through a participant should, and are expected to, establish standing instructions and customary practices with their participant to ensure that payments can be made with regard to securities beneficially held for them, much like securities held for the accounts of customers in bearer form or registered in "street name."

            A global security can only be transferred in whole by the depositary to a nominee of such depositary, or to another nominee of a depositary. If a depositary is unwilling or unable to continue as a depositary and we do not appoint a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for all of the global securities held by that depositary. In addition, we may eliminate all global securities at any time and issue debt securities in definitive form in exchange for them. Further, we may allow a depositary to surrender a global security in exchange for debt securities in definitive form on any terms that are acceptable to us and the depositary.

            If any of these events occur, we will execute and the applicable Trustee will authenticate and deliver to the beneficial owners of the global security in question a new registered security in and amount equal to and in exchange for that person's beneficial interest in the exchanged global security. The depositary will receive a new global security in an amount equal to the difference, if any, between the amount of the surrendered global security and the amount of debt securities delivered to the beneficial owners. Debt securities issued in exchange for global securities will be registered in the same names and in the same denominations as indicated by the depositary's records and in accordance with the instructions from its direct and indirect participants.

            The laws of certain jurisdictions require some investors who purchase securities to actually take physical possession of those securities in definitive form. The limitations imposed by these laws may impair your ability to transfer your beneficial interests in a global security.

Payment and Paying Agents

            Unless we state otherwise in the applicable prospectus supplement, payment of principal of (and premium, if any) and interest on debt securities of any series will be made in U.S. dollars at the principal office of our Paying Agent or, at our option, by check in U.S. dollars mailed or delivered to the person in whose name such debt security is registered. Unless we state otherwise in the applicable prospectus supplement and subject to certain exceptions provided for in the applicable Indenture, payment of any installment of interest on any series will be made to the person in whose name such debt security is registered at the close of business on the record date established under the applicable Indenture for the payment of interest (Section 2.03).

            Unless we state otherwise in the applicable prospectus supplement, the applicable Trustee will act as our sole Paying Agent and 1500 North 18th Street, Monroe, Louisiana, will be designated as the agent's office for purposes of payments with respect to any series of debt securities. Any other Paying Agents initially designated by us with respect to any series will be named in the related prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in the Borough of Manhattan, City and State of New York, or Monroe, Louisiana. (Sections 4.02 and 4.03).

            Any money set aside by us for the payment of principal of (and premium, if any) or interest on any debt securities that remains unclaimed two years after such payment has become due and payable will be repaid to us on May 31 following the expiration of the two-year period and the holder of the debt security may thereafter look only to us for payment thereof (Section 11.05).

Conversion or Exchange Rights

            The debt securities may be convertible into or exchangeable for shares of common stock, preferred stock or other securities of CenturyTel or any other issuer. The terms and conditions of exchange or conversion will be stated in the applicable prospectus supplement. The terms will include, among other things, the following:

  the type of security into which the debt securities are convertible or exchangeable the conversion or exchange price or ratio (or manner of calculation thereof)

  the conversion or exchange period

  provisions as to whether the conversion or exchange rights will be at the option of the debt holders, CenturyTel, or both the events requiring an adjustment of the conversion or exchange price or ratio any restrictions on conversion or exchange.

Redemption and Sinking Fund Provisions

            A series may be redeemed, in whole or in part, upon not less than 30 days' and not more than 60 days' notice at the redemption prices and subject to the terms and conditions (including those relating to any sinking fund established with respect to such series) that may be set forth in a board resolution or supplemental indenture and in the prospectus supplement relating to such series (Sections 3.01 and 3.02). If less than all of the debt securities of the series are to be redeemed, the applicable Trustee shall select the debt securities of such series, or portions thereof, to be redeemed pro rata, by lot or by any other method such Trustee shall deem fair and reasonable (Section 3.02).

Replacement of Securities

            We will replace any debt security that becomes mutilated, destroyed, lost or stolen at the expense of the holder. The holder should deliver the debt security or satisfactory evidence of the destruction, loss or theft thereof to us and the applicable Trustee. An indemnity satisfactory to us and such Trustee may be required before a replacement security will be issued (Section 2.07).

Events of Default and Notice Thereof

            Unless we state otherwise in the applicable prospectus supplement, the terms and conditions set forth under this heading will govern defaults under the applicable Indenture. The Indentures provide that each of the following described events constitute Events of Default with respect to each series of debt securities:

  failure for 30 business days to pay interest on the debt securities of that series when due failure to pay principal of (or premium, if any, on) the debt securities of that series when due (whether at maturity, upon redemption, by declaration or otherwise) or to make any sinking or analogous fund payment with respect to that series unless caused solely by a wire transfer malfunction or similar problem outside our control failure to observe or perform any other covenant of that series for 60 days after written notice with respect thereto certain events relating to bankruptcy, insolvency or reorganization (Section 6.01).

            If an Event of Default shall occur and be continuing with respect to any series and if it is known to the applicable Trustee, such Trustee is required to mail to each holder of that series a notice of the Event of Default within 90 days of such default (Section 6.07).

            Upon an Event of Default, the applicable Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any series, by notice in writing to us (and to such Trustee if given by such holders), may declare the principal of all debt securities of that series due and payable immediately, but the holders of a majority in aggregate outstanding principal amount of such series may rescind such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal (and premium, if any) has been deposited with such Trustee before any judgment or decree for such payment has been obtained or entered (Section 6.01).

            Holders of debt securities may not enforce the applicable Indenture except as provided therein. Subject to the provisions of the applicable Indenture relating to the duties of the applicable Trustee, if an Event of Default occurs and is continuing such Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any holders of the affected series, unless, among other things, the holders shall have offered such Trustee indemnity reasonably satisfactory to it. Subject to the indemnification provisions and certain limitations contained in the applicable Indenture, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on such Trustee. The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series affected by a default may, in certain cases, waive such default except a default in payment of principal of, or any premium, if any, or interest on, the debt securities of that series or a call for redemption of the debt securities of that series (Sections 6.04 and 6.06).

            We will be required to furnish to the Trustees annually a statement regarding our performance of certain of our obligations under the Indentures (Section 5.03).

Discharge and Defeasance

            Each Indenture provides that we may discharge the Indenture with respect to any series, subject to certain exceptions, if at any time:

(1)

we deliver to the applicable Trustee for cancellation all outstanding debt securities of that series previously authenticated and for whose payment money or U.S. Government Obligations have been deposited in trust by us, or

(2)

all outstanding debt securities of that series not previously delivered to the applicable Trustee for cancellation by us shall have become due and payable or are to become due and payable or called for redemption within one year and we have deposited with such Trustee the entire amount in moneys or U.S. Government Obligations sufficient, without reinvestment, to pay at maturity or upon redemption the outstanding debt securities, including principal (and premium, if any) and interest due or to become due to the date of maturity or redemption, and if we shall also pay or cause to be paid all other sums payable thereunder with respect to that series (Section 11.01).

            Additionally, each Indenture provides that we may discharge all of our obligations under the Indenture with respect to any series, subject to certain exceptions, if at any time all outstanding debt securities of that series not previously delivered to the applicable Trustee for cancellation by us or that have not become due and payable as described above shall have been paid by us by depositing irrevocably with such Trustee moneys or U.S. Government Obligations sufficient to pay at maturity or upon redemption the outstanding debt securities, including principal (and premium, if any) and interest due or to become due to the date of maturity or redemption, and if we shall also pay all other sums payable thereunder with respect to that series (Section 11.02).

Merger and Consolidation

            Nothing in the Indentures or any of the debt securities prevents us from consolidating or merging with or into, or selling or otherwise disposing of all or substantially all of our assets to, another corporation, provided that (1) we agree to obtain a supplemental indenture pursuant to which the surviving entity or transferee agrees to assume our obligations under all outstanding debt securities and (2) the surviving entity or transferee is organized under the laws of the United States, any state thereof or the District of Columbia (Section 10.01).

Modification of Indentures

            Each Indenture contains provisions permitting us, when authorized by a board resolution, and the applicable Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of any series at the time outstanding and affected by such modification, to modify the Indenture or any supplemental indenture affecting that series. However, no such modification may:

(1)	extend the fixed maturity of any debt securities of any series, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon or reduce any premium payable upon the redemption thereof, without the consent of the holder of each debt security so affected, or

(2)	reduce the aforesaid percentage of debt securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holder of each debt security then outstanding and affected thereby (Section 9.02).

            CenturyTel and the applicable Trustee may execute, without the consent of any holder of debt securities, a supplemental indenture for certain other usual purposes, including the following:

  creating a new series

  evidencing the assumption by any successor to CenturyTel of our obligations under an Indenture adding covenants to an Indenture for the protection of the holders of debt securities curing any ambiguity or inconsistency in an Indenture, or making other provisions as shall not adversely affect the interests of the holders of the debt securities of any series changing or eliminating any provisions of an Indenture provided that there is no outstanding debt security of any series created prior to such change that would benefit therefrom (Sections 2.01, 9.01 and 10.01).

Subordinated Debt Securities

            Our subordinated debt securities will be subordinate in right of payment to the prior payment in full of all of our senior debt. A prospectus supplement relating to a particular series of subordinated debt securities will summarize the subordination provisions applicable to that series, including:

  the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings the applicability and effect of such provisions in the event of specified defaults with respect to senior debt securities, including the circumstances under which and the period in which we will be prohibited from making payments on subordinated debt securities the definition of senior debt securities applicable to that series of subordinated debt securities, and the aggregate amount of outstanding indebtedness as of the most recent practicable date that would rank senior to, and on parity with, that series of subordinated debt securities.

            The particular terms of subordination of a series of subordinated debt securities may supercede the general subordination provisions of the Subordinated Indenture. There are no restrictions in the Subordinated Indenture on the creation of additional senior debt securities or any other indebtedness.

             The failure to make any required payment on any of the subordinated debt securities due to the subordination provisions of such securities and the Subordinated Indenture will not prevent the occurrence of an Event of Default under the subordinated debt securities.

Limitations on Liens

            The Indentures provide that CenturyTel will not, while any of the debt securities remain outstanding, create or suffer to exist any mortgage, lien, pledge, security interest or other encumbrance (which we collectively refer to below as liens) upon our property, whether now owned or hereafter acquired, unless we shall secure the debt securities then outstanding by such lien equally and ratably with all obligations and indebtedness thereby secured so long as such obligations and indebtedness remain so secured. Notwithstanding the foregoing, neither Indenture will restrict us from creating or suffering to exist any of the following:

  liens upon property hereafter acquired by us or liens on such property at the time of the acquisition thereof, or conditional sales agreements or title retention agreements with respect to any such property liens on the stock of a corporation which, when such liens arise, concurrently becomes our subsidiary, or liens on all or substantially all of the assets of a corporation arising in connection with our purchase thereof liens for taxes and similar levies, deposits to secure performance or obligations under certain specified circumstances and laws, mechanics' liens and similar liens arising in the ordinary course of business, liens created by or resulting from legal proceedings being contested in good faith, certain specified zoning restrictions and other restrictions on the use of real property, interests of lessors in property subject to any capitalized lease, and certain other similar liens generally arising in the ordinary course of business liens existing on the date of an Indenture

  liens that replace, extend or renew any lien otherwise permitted under an Indenture (Sections 4.05 and 4.06).

            The restrictions in the Indentures described above would not protect the debt holders in the event of a highly leveraged transaction in which unsecured indebtedness was incurred or in which the liens arising in connection therewith were freely permitted under an Indenture, nor would it afford protection in the event of one or more highly leveraged transactions in which secured indebtedness was incurred by our subsidiaries. However, in the event of one or more highly leveraged transactions in which we incurred secured indebtedness, these provisions would require the debt securities to be secured equally and ratably with such indebtedness, subject to the exceptions described above.

Concerning the Trustees

            The Trustees, prior to the occurrence of an Event of Default, undertake to perform only such duties as are specifically set forth in the applicable Indenture and, after the occurrence of an Event of Default, shall exercise the same degree of care as a prudent person would exercise in the conduct of such person's own affairs (Section 7.01). Subject to such provision, the Trustees are not required to exercise any of the rights or powers vested in them by the applicable Indenture at the request, order or direction of any debt holders, unless offered reasonable security or indemnity by such holders against the costs, expenses and liabilities which might be incurred thereby (Section 7.02). A Trustee is not required to expend or risk its own funds or incur personal financial liability in the performance of its duties if such Trustee reasonably believes that repayment of such funds or liability or adequate indemnity is not reasonably assured to it (Section 7.01). We will pay the Trustees reasonable compensation and reimburse them for all reasonable expenses incurred in accordance with the applicable Indenture (Section 7.06).

            A Trustee may resign with respect to one or more series and a successor Trustee may be appointed to act with respect to such series (Section 7.10).

            Regions Bank is trustee under the Senior Indenture relating to our Series A, B, C, D, E, F, G, H and I debt securities. Regions Bank also serves as trustee for certain of our employee benefit plans and provides revolving credit and other traditional banking services to CenturyTel. The following officers and directors of CenturyTel act as non-voting regional advisory directors of Regions Bank: Clarke M. Williams, Chairman of the Board, Glen F. Post, III, President, Chief Executive Officer and Vice Chairman of the Board, and William R. Boles, Jr., Director.

DESCRIPTION OF PREFERRED STOCK

            We may issue preferred stock in one or more series. This general description and the specific description of any particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the applicable provisions in our articles of incorporation and the articles of amendment relating to each series of preferred stock that we have filed or will file with the Securities and Exchange Commission.

General

            Our articles of incorporation authorize the board of directors to issue from time to time, without shareholder approval, up to 2,000,000 shares of preferred stock, par value $25.00 per share, in one or more series. As of December 31, 2001, we had outstanding 319,000 shares of Series L preferred stock. The rights, preferences, designations and size of each series will be described in an amendment to our articles of incorporation. A prospectus supplement relating to each series will specify the terms of the preferred stock as determined by our board of directors, including the following:

  the specific designation, number of shares, rank and purchase price any per share liquidation preference

  any redemption, payment or sinking fund provisions

  any dividend rates (fixed or variable) and the dates on which any dividends will be payable (or the method by which the rates or dates will be determined)

  any voting rights

  the methods by which amounts payable in respect of the preferred stock may be calculated whether the preferred stock is convertible or exchangeable and, if so, a description of each of the following:
  (1)    the securities into which the preferred stock is convertible or exchangeable

  (2)    the terms and conditions upon which conversions or exchanges will be effected, including the initial conversion or exchange prices or ratios

  (3)    the conversion or exchange period

  (4)    any other related provision

  a description of any material United States federal income tax consequences relating to the series the place or places where dividends and other payments on the preferred stock will be payable any additional voting, dividend, liquidation, redemption, sinking fund or other rights, preferences, qualifications, limitations and restrictions.

            Unless the applicable prospectus supplement states otherwise, the preferred stock will not have preemptive rights and all shares of preferred stock will be of equal rank, regardless of series. Neither the par value nor the liquidation preference of the preferred stock is indicative of the price at which the preferred stock may actually trade on or after the date of issuance. Unless the applicable prospectus supplement states otherwise, there will be no restriction on our ability to repurchase or redeem preferred stock while there is any arrearage in payment of dividends or sinking fund installments.

            Although it has no present intention to do so, our board of directors could authorize us to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock or other series of preferred stock. Also, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control.

Outstanding Preferred Stock

            As of December 31, 2001, we had outstanding 319,000 shares of 5% Cumulative Convertible Series L Preferred Stock. Each share of Series L Preferred Stock entitles the holder thereof to one vote on all matters duly submitted to a vote of shareholders. The holder of each share of Series L Preferred Stock is entitled to receive an annual cash dividend of $1.25, payable in quarterly installments. Dividends on Series L Preferred Stock are cumulative and dividends cannot be paid with respect to common stock unless all cumulative dividends on all shares of Series L Preferred Stock shall have been paid. In the event we liquidate, dissolve or wind up our affairs, the holders of Series L Preferred Stock are entitled to receive, equally and ratably with all other holders of preferred stock of equal rank, $25.00 per share plus accrued and unpaid dividends, before any payment is made to holders of common stock. Each share of Series L Preferred Stock is convertible, at the option of the holder, into the number of shares of common stock derived by dividing $25.00 by the "Conversion Price" (currently, approximately $18.33 following adjustments due to the occurrence of certain specified Diluting Events).

DESCRIPTION OF DEPOSITARY SHARES

            We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue to the public receipts for depositary shares, each of which will represent a fraction of a share of a particular series of our preferred stock, and the shares of our preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us.

            The following description of the material terms of depositary shares, and all related deposit agreements and depositary receipts, is only a summary and is not intended to be complete. You should refer to the forms of the deposit agreement and depositary receipts that we will file with the Securities and Exchange Commission in connection with any offering of specific depositary shares. The specific terms of any series of depositary shares will be described in a prospectus supplement.

General

            The depositary selected by us will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion, exchange and liquidation rights.

            The depositary shares will be evidenced by depositary receipts issued under the relevant deposit agreement to those persons purchasing the fractional shares of our preferred stock. Pending the preparation of definitive depositary receipts, the depositary may, upon our order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts will entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

            The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

            If there is a distribution other than in cash, the depositary will distribute property to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt an equitable and practicable method for making that distribution, including any sale of the property and distribution of the net sales proceeds to the applicable holders.

            Each deposit agreement may also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred stockholders of the relevant series will be made available to holders of depositary shares.

Withdrawal of Underlying Preferred Stock

            Unless we state otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all cash payments or other rights accrued under or represented by the related depositary shares (but such holders will not afterward be entitled to receive depositary shares in exchange for their whole shares). We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares

            If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or other equitable method, as may be determined by the depositary.

Voting

            Upon receipt of notice of any meeting at which the holders of the underlying preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder's depositary shares. The depositary will then attempt, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will endeavor to take all actions which we deem necessary to enable the depositary to do so. Unless otherwise provided in a prospectus supplement, the depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion or Exchange of Preferred Stock

            If the deposited preferred stock is convertible into or exchangeable for other securities, the depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not converted or exchanged.

Amendment and Termination of the Deposit Agreement

            The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely changes the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days' notice, whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if, among other circumstances, all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock is convertible or exchangeable.

Charges of Depositary

            We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports

            The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

Limitation on Liability

            Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

            In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will be permitted to act on our claims, requests or instructions.

Resignation and Removal of Depositary

            The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Registered Owners

            We, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary, for any purpose.

DESCRIPTION OF COMMON STOCK

            Our articles of incorporation authorize us to issue 350,000,000 shares of Common Stock, $1.00 par value per share. As of February 28, 2002, 141,299,473 shares of common stock were outstanding. The common stock is listed for trading on the New York Stock Exchange.

General

            Voting Rights. Under our articles of incorporation, each share of common stock that has been beneficially owned by the same person or entity continuously since May 30, 1987 generally entitles the holder to ten votes on all matters duly submitted to a vote of shareholders. Otherwise, each share entitles the holder thereof to one vote per share. Accordingly, each share issued in connection with this prospectus will entitle the holder to one vote, and, subject to limited exceptions, each other share of common stock issued by us in the future will entitle the holder to one vote.

            Holders of our common stock do not have cumulative voting rights. As a result, the holders of more than 50% of the voting power may elect all of our directors. Our board of directors is divided into three classes of directors, with each class serving three-year terms. Each class is required to be as nearly equal in number as possible.

            As of March 12, 2001, Regions Bank, the trustee for two of our employee benefit plans, was the record holder of common stock having approximately 28.1% of the total voting power of all classes of our capital stock. The trustee votes these shares in accordance with the instructions of our employees.

            Other Rights. Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available therefor, subject to the preferences applicable to any outstanding preferred stock.

            In the event we liquidate, dissolve or wind up our affairs, holders of common stock are entitled to receive ratably all of our assets remaining after satisfying the preferences of our creditors and the holders of any outstanding preferred stock.

            Our common stock is not redeemable and has no subscription, conversion or preemptive rights. All of our outstanding shares of common stock have been fully paid and are non-assessable.

Preference Share Purchase Rights

            We have adopted a Rights Agreement that provides for the issuance of one preference share purchase right for each outstanding share of common stock. If anyone acquires 15% or more of our outstanding common stock (which we refer to as an Acquiring Person), each holder of a right, other than the Acquiring Person, will be entitled to receive upon exercise of each right additional shares of our common stock having a current market value of two times the exercise price of $135. In addition, if we are acquired in a merger or other business combination or 50% or more of our assets or earning power is sold after there is an Acquiring Person, each holder of a right will be entitled to buy, at the exercise price, common stock of the acquirer having a current market value of two times the exercise price.

            At any time before there is an Acquiring Person, we can redeem the rights in whole, but not in part, for $.01 per right, or may amend the Rights Agreement in any way without the consent of the holders of the rights. Prior to an Acquiring Person acquiring 50% or more of our outstanding common stock, we may exchange the rights, other than rights held by the Acquiring Person, for common stock at an exchange ratio specified in the Rights Agreement.

            Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder. The rights will expire on November 1, 2006, unless we extend this date or redeem or exchange the rights.

            The complete terms of the rights are contained in our Rights Agreement, as amended, which is incorporated by reference as an exhibit to the Registration Statement. In addition, you should refer to our registration statements, as amended and restated on Form 8-A/A, which are also incorporated by reference to the Registration Statement. These registration statements on Form 8-A/A include more specific descriptions of the terms of the rights and provisions of our articles of incorporation and by-laws that could have an effect of delaying, deferring, discouraging or preventing a change in control of our company.

DESCRIPTION OF WARRANTS

            We may issue warrants for the purchase of debt securities, preferred stock, depositary shares, common stock, or any combination thereof. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

            This summary of certain provisions of the warrants is not complete. For the complete terms of the warrants and the warrant agreement, you should refer to the provisions of the warrant agreement that we will file with the Securities and Exchange Commission in connection with the offering of such warrants.

            The prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including the following:

  the title and aggregate number of warrants

  the offering price for the warrants, if any

  the designation and terms of the securities that may be purchased upon exercise of the warrants if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security if applicable, the date on and after which the warrants and the related other securities issued therewith will be separately transferable the number or amount of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise, which may be payable in cash, securities or other property the date on which the right to exercise the warrants begins and the date on which the right expires if applicable, the minimum or maximum amount of warrants that may be exercised at any one time whether the warrants represented by the warrant certificates or securities that may be issued upon exercise of the warrants will be issued in registered or bearer form information with respect to book-entry procedures, if any

  a discussion of any material United States federal income tax considerations the anti-dilution provisions of the warrants, if any

  any applicable redemption or call provisions applicable to the warrants any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

            We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect charges that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

            We may issue purchase contracts or purchase units on the terms described below and in the applicable prospectus supplement.

Purchase Contracts

            We may issue purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock (or a range of number of shares pursuant to a predetermined formula), a specified principal amount of debt securities or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time such contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The purchase contracts may be issued separately or as a part of other purchase units that consist of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders' obligations to purchase the securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase units or vice-versa. These payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations thereunder in a specified manner, and in certain circumstances we may deliver newly issued prepaid purchase contracts, often know as prepaid securities, upon release to a holder of any collateral securing such holders' obligations under the original purchase agreement.

Purchase Units

            We may, from time to time, issue purchase units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each purchase unit will be issued so that the holder of the purchase unit is also the holder of each security included in the purchase unit. Thus, the holder of a purchase unit will have the rights and obligations of a holder of each included security. The purchase unit agreement under which a purchase unit is issued may provide that the securities included in the purchase unit may not be held or transferred separately at any time, or at any time before a specified date.

            Any applicable prospectus supplement may describe:

  the material terms of the purchase units and of the securities comprising the purchase units, including whether and under what circumstances those securities may be held or transferred separately any material provisions relating to the issuance, payment, settlement, transfer or exchange of the purchase units or of the securities comprising the purchase units any material provisions of the governing purchase unit agreement.

Other Information

            The applicable prospectus supplement will describe the specific terms of any purchase contracts, purchase units or prepaid securities offered by us. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts or purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. We will file these documents with the Securities and Exchange Commission in connection with any offering of such contracts or units.

DESCRIPTION OF TRUST PREFERRED SECURITIES

            We formed the Trust by executing a declaration of trust and filing a certificate of trust of the Trust with the Delaware Secretary of State. We will amend and restate the declaration of trust prior to the Trust's issuance of the trust preferred securities to include the terms referenced in this prospectus and in the applicable prospectus supplement. The original declaration of trust of the Trust is, and the form of the amended and restated declaration of trust of the Trust will be, filed as exhibits to the Registration Statement.

            The declaration of trust for the Trust will be qualified as an indenture under the Trust Indenture Act of 1939. The trust preferred securities will have distribution, redemption, voting, liquidation and other rights or restrictions as shall be set forth in the declaration or made part of the declaration by the Trust Indenture Act, and which will mirror the terms of debt securities held by the Trust and described in the applicable prospectus supplement. The following summary does not purport to be complete and is subject in all respects to the provisions of the declaration of trust and the Trust Indenture Act.

            Reference is made to the prospectus supplement relating to the trust preferred securities for specific terms, including:

  the designation of the trust preferred securities
  the number of trust preferred securities issued by the Trust the annual distribution rate, or method of determining the rate, for trust preferred securities issued by the Trust and the date or dates upon which distributions are payable; provided, however, that distributions on the trust preferred securities are payable on a quarterly basis to holders of the trust preferred securities as of a record date in each quarter during which the trust preferred securities are outstanding whether distributions on trust preferred securities issued by the Trust are cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates from which distributions will be cumulative the amount that shall be paid out of the assets of the Trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust the obligation or the option, if any, of the Trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms upon which, trust preferred securities issued by the Trust may be purchased or redeemed the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by the Trust, or of both, as a condition to specified action or amendments to the declaration of the Trust the terms and conditions, if any, upon which our debt securities held by the Trust may be distributed to holders of trust preferred securities whether the trust preferred securities will be convertible or exchangeable into common stock or other securities, and, if so, the terms and conditions upon which the conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions if applicable, any securities exchange upon which the trust preferred securities may be listed certain United States federal income tax considerations applicable to any offering of trust preferred securities any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the Trust not inconsistent with its declaration or with applicable law.

            We will guarantee all trust preferred securities offered hereby to the extent set forth below under "Description of Trust Preferred Securities Guarantees."

            In connection with the issuance of trust preferred securities, the Trust will issue one series of common securities having the terms as shall be set forth in its declaration. The terms of the common securities will be substantially identical to the terms of the trust preferred securities issued by the Trust, and the common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities, except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will carry the right to vote to appoint, remove or replace any of the trustees of the Trust. Directly or indirectly, we will own all of the common securities of the Trust, and thus be able to control the appointment, removal and replacement of all of the trustees.

Distributions

            Distributions on the trust preferred securities will be made on the dates payable to the extent that the Trust has funds available for the payment of distributions in the Trust's property account. The Trust's funds available for distribution to the holders of the trust securities will be limited to payments received from us on the debt securities issued by us to the Trust in connection with the issuance of the trust preferred securities. We will guarantee the payment of distributions out of monies held by the Trust to the extent set forth below under "Description of Trust Preferred Securities Guarantees."

Deferral of Distributions

            With respect to any debt securities issued by us to the Trust, we will have the right under the terms of the debt securities to defer payments of interest on the debt securities by extending the interest payment period from time to time on the debt securities. As a consequence of our extension of the interest payment period on debt securities held by the Trust, distributions on the trust preferred securities would similarly be deferred during any such extended interest payment period. The Trust will give the holders of the trust preferred securities notice of an extension period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the trust preferred securities as they appear on the books and records of the Trust on the record date next following the termination of the deferral period. The terms of any debt securities issued by us to the Trust, including the right to defer payments of interest, will be described in the applicable prospectus supplement.

Distribution of Our Debt Securities

            We will have the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, to cause our debt securities held by the Trust to be distributed to the holders of the trust securities in a total stated principal amount equal to the total stated liquidation amount of the trust securities then outstanding. The right to dissolve the Trust and distribute the debt securities will be conditioned on our receipt of an opinion rendered by tax counsel that the distribution would not be taxable for United States federal income tax purposes to the holders.

Enforcement of Certain Rights by Holders of Preferred Securities

            If an event of default under the declaration of trust occurs and is continuing, then the holders of trust preferred securities of the Trust would rely on the enforcement by the property trustee of its rights against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities of the Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee to exercise the remedies available to it. If the property trustee fails to enforce its rights under the applicable series of debt securities, a holder of trust preferred securities of the Trust may institute a legal proceeding directly against us to enforce the property trustee's rights under the applicable series of debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

            Notwithstanding, if an event of default under the applicable declaration has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the applicable series of our debt securities on the date such interest or principal is otherwise payable or, in the case of redemption, on the redemption date, then a holder of trust preferred securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the applicable series of debt securities. In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the applicable declaration to the extent of any payment made by us to such holder of trust preferred securities in such direct action.

DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES

            Set forth below is a summary of information concerning trust preferred securities guarantees that we will execute and deliver for the benefit of the holders of trust preferred securities. Each such guarantee will be qualified as an indenture under the Trust Indenture Act. The trust preferred guarantee trustee will hold each guarantee for the benefit of the holders of the trust preferred securities to which it relates. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of trust preferred securities guarantee, which is filed as an exhibit to the Registration Statement, and the Trust Indenture Act.

General

            Pursuant to each trust preferred securities guarantee, we will agree to pay in full, to the holders of the trust preferred securities issued by the Trust, the guarantee payments, except to the extent paid by the Trust, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments with respect to trust preferred securities, to the extent not paid by the Trust, will be subject to the trust preferred securities guarantee:

  any accrued and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the Trust shall have funds legally and immediately available for those distributions the redemption price set forth in the applicable prospectus supplement to the extent the Trust has funds legally and immediately available therefor with respect to any trust preferred securities called for redemption by the Trust upon a voluntary or involuntary dissolution, winding-up or termination of the Trust, other than in connection with the distribution of our debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the Trust has funds legally and immediately available, and (2) the amount of assets of the Trust remaining available for distribution to holders of the trust preferred securities in liquidation of the Trust.

            Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of trust preferred securities or by causing the Trust to pay the amounts to the holders.

            Each trust preferred securities guarantee will not apply to any payment of distributions on the trust preferred securities except to the extent the Trust shall have funds available therefor. If we do not make interest payments on our debt securities held by the Trust, the Trust will not pay distributions on the trust preferred securities issued by the Trust and will not have funds available therefor. Our trust preferred securities guarantee, when taken together with our obligations under the debt securities, the Subordinated Indenture and the declaration (including our obligations to pay costs, expenses, debts and liabilities of the Trust other than with respect to the trust securities), will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

            We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the common securities (our common securities guarantee) to the same extent as the trust preferred securities guarantee, except that upon an event of default under the Subordinated Indenture, holders of trust preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of CenturyTel

            In each trust preferred securities guarantee, we will covenant that, so long as any trust preferred securities issued by the Trust remain outstanding, upon an event of default under the guarantee or the declaration of the Trust, then, unless otherwise set forth in an applicable prospectus supplement, we will not:

  declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock make any guarantee payments with respect to any of our other capital stock, or make any payment of principal, interest, or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) that rank equal with or junior to such debt securities.

However, in such circumstances we may:

  declare and pay stock dividends on our capital stock payable in the same stock on which the dividend is paid redeem or repurchase any rights, declare a dividend of any rights, or issue any security under a rights plan purchase or acquire shares of our capital stock in connection with the satisfaction of our obligations under any employee benefit plan, stock option plan, employee stock purchase plan or direct reinvestment plan as may be in effect from time to time and satisfy our obligations pursuant to any contract or security outstanding on the date of the event requiring us to purchase our capital stock (other than a contractual obligation ranking pari passu or junior to the subordinated debt securities)
  reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock, provided that the reclassification, exchange or conversion does not result in a change in the priority vis-a-vis the preferred securities of any class or series that is being so reclassified or that is the subject of the exchange or conversion, and purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged.

Modification of Guarantees

            Each trust preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the Trust except with respect to any changes that do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required. All guarantees and agreements contained in the trust preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities of the Trust then outstanding.

Termination

            Each trust preferred securities guarantee will terminate as to the trust preferred securities issued by the Trust:

  upon full payment of the redemption price of all trust preferred securities of the Trust upon distribution of our debt securities held by the Trust to the holders of the trust preferred securities, or upon full payment of the amounts payable in accordance with the declaration of the Trust upon liquidation of the Trust.

            Each trust preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the Trust must restore payment of any sums paid under the trust preferred securities or the trust preferred securities guarantee.

Events of Default

            An event of default under a trust preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee. The holders of a majority in liquidation amount of the trust preferred securities relating to the guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trust preferred guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the trust preferred guarantee trustee under such trust preferred securities. If the trust preferred guarantee trustee fails to enforce the trust preferred securities guarantee, any holder of trust preferred securities relating to such guarantee may institute a legal proceeding directly against us to enforce the trust preferred guarantee trustee's rights under such guarantee, without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity. Notwithstanding, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the trust preferred securities guarantee for such payment. We waive any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against us.

Status of the Guarantees

            Unless otherwise indicated in an applicable prospectus supplement, our trust preferred securities guarantees will constitute unsecured obligations of CenturyTel and will rank:

  subordinate and junior in right of payment to all other liabilities of CenturyTel equal with the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any affiliate of CenturyTel, and senior to our common stock.

            The terms of the trust preferred securities provide that each holder agrees to the subordination provisions and other terms of our trust preferred securities guarantees. The trust preferred securities guarantees will constitute a guarantee of payment and not of collection, which will enable the guaranteed party to institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Trust Preferred Guarantee Trustee

            The trust preferred guarantee trustee, before the occurrence of a default with respect to a trust preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The trust preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by the trust preferred securities guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred.

Governing Law

            The trust preferred securities guarantee will be governed by and construed in accordance with the internal laws of the State of New York.

PLAN OF DISTRIBUTION

            We may, and in the case of the trust preferred securities, the Trust may, sell securities directly to one or more purchasers or to or through underwriters, dealers or agents or through a combination of any such methods of sale. The applicable prospectus supplement will set forth the terms of the offering, including the name or names of any underwriters, the purchase price and proceeds from such sale, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

            We or the Trust may distribute securities from time to time in one or more transactions at fixed or variable prices, at prices equal or related to prevailing market prices or at negotiated prices. We also may directly offer and sell securities in exchange for, among other things, our outstanding debt or equity securities.

            If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities periodically in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time. We or the Trust may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover any over-allotments in connection with the distribution.

            If a dealer is used in an offering of securities, we or the Trust may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.

            Commissions payable to any agent involved in the offer or sale of securities, or the method by which such commissions may be determined, will be set forth in a prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a best efforts basis.

            In connection with the sale of any securities, underwriters or agents may be deemed to have received compensation from us or the Trust in the form of underwriting discounts or commissions and may also receive commissions from purchasers of such securities for whom they may act as agents. Underwriters may sell any securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both.

            Dealers and agents named in a prospectus supplement may be deemed to be underwriters of the securities within the meaning of the Securities Act of 1933. Underwriters, dealers and agents may be entitled under agreements entered into with us or the Trust to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

            Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above. We may also arrange for repurchase and resale of such offered securities by dealers.

            If so indicated in the prospectus supplement, we or the Trust may authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. There may be limitations on the minimum amount which may be purchased by an institution or on the portion of the aggregate principal amount of the particular securities that may be sold pursuant to these arrangements. The obligations of any purchaser under a delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

            Except for our common stock, none of the securities when first issued will have an established trading market. Any underwriters, dealers or agents to or through whom the securities are sold for public offering may make a market in the securities. However, generally they will not be obligated to make a market and may discontinue any market making at any time without notice. If the securities are traded after their initial issuance, they may trade at a discount from their initial public offering price, depending on general market conditions, the market for similar securities, our performance and other factors. Other than with respect to our common stock, which is currently traded on the New York Stock Exchange, there can be no assurance that an active public market for the securities will develop or be maintained.

LEGAL MATTERS

            The validity of the securities offered hereby will be passed upon by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana, as counsel for CenturyTel, and Richards, Layton & Finger, P.A., Delaware, as special Delaware counsel for the Trust and CenturyTel.

EXPERTS

            The consolidated financial statements and related financial statement schedules of CenturyTel, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

            The estimated fees and expenses (other than underwriting discounts and commissions) payable by us in connection with the offerings described in this registration statement are as follows:

SEC registration fee	$ 0*
Printing costs	75,000
Legal fees and expenses	50,000
Accounting fees and expenses	50,000
Rating agency fees	100,000
Blue Sky fees and expenses	15,000
Fees and expenses of Trustees	50,000
Miscellaneous	15,000

Total	$355,000

______________

*         As explained further elsewhere herein, no fee is payable because the registration fee of $276,000 that would otherwise be due with respect to the securities registered pursuant to this registration statement is offset by a $290,400 credit for fees previously paid by CenturyTel in connection with the securities registered and remaining unsold under our registration statement on Form S-3 (Registration No. 333-35432).

Item 15. Indemnification of Directors and Officers.

            Section 83 of the Louisiana Business Corporation Law provides in part that we may indemnify any of our directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by us or in our right) if such action arises out of his acts on our behalf and he acted in good faith not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We have the power to obtain and maintain insurance, or to create a form of self-insurance, on behalf of any person who is or was acting for us, regardless of whether we have the legal authority to indemnify the insured person against such liability.

            Article II, Section 10 of our by-laws (the "indemnification by-law") provides for mandatory indemnification for our current or former directors and officers to the fullest extent permitted by Louisiana law.

            Our articles of incorporation authorize us to enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law. We have entered into indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification currently set forth in the indemnification by-law ("indemnification contracts"). The right to indemnification provided by an indemnification contract applies to all covered claims, whether such claims arose before or after the effective date of the contract.

            We maintain an insurance policy covering the liability of our directors and officers for actions taken in their official capacity. The indemnification contracts provide that, to the extent insurance is reasonably available, we will maintain comparable insurance coverage for each contracting party as long as he serves as an officer or director and thereafter for so long as he is subject to possible personal liability for actions taken in such capacities. The indemnification contracts also provide that if we do not maintain comparable insurance, we will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for his benefit.

            We anticipate that the amended and restated declaration of trust of the Trust will provide for full indemnification of any trustee, affiliate of any administrative trustee, or any officers, directors, shareholders, members, partners, employees, representatives or agents of the Trust or its affiliates (each an "indemnified person") by CenturyTel in connection with any act or omission performed or omitted by such indemnified person in good faith on behalf of the Trust and in a manner such indemnified person reasonably relieved to be within the scope of the authority conferred on such indemnified person by the amended and restated declaration of trust or by law.

Item 16. Exhibits.

            The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17. Undertakings.

            (a) The undersigned registrants hereby undertake:

            (1)             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)            To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)            To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (2)             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b)             The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of CenturyTel's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c)             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (d)             The undersigned registrants hereby undertake to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

            (e)             The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

**********

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, CenturyTel, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on March 13, 2002.
CENTURYTEL, INC.
By: /s/ Glen F. Post, III Glen F. Post, III Vice Chairman of the Board of Directors, President and Chief Executive Officer

POWER OF ATTORNEY

            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Clarke M. Williams, Glen F. Post, III, Harvey P. Perry, and R. Stewart Ewing, Jr., or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all supplements and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Clarke M. Williams	Chairman of the Board	March 13, 2002
Clarke M. Williams	of Directors

/s/ Glen F. Post, III	Vice Chairman of the Board	March 13, 2002
Glen F. Post, III	of Directors, President and
Chief Executive Officer

/s/ R. Stewart Ewing, Jr.	Executive Vice President and	March 13, 2002
R. Stewart Ewing, Jr.	Chief Financial Officer
(Principal Financial Officer)

/s/ Neil A. Sweasy	Vice President and Controller	March 13, 2002
Neil A. Sweasy	(Principal Accounting Officer)

/s/ Harvey P. Perry	Director	March 13, 2002
Harvey P. Perry

/s/ Jim D. Reppond	Director	March 13, 2002
Jim D. Reppond

/s/ William R. Boles, Jr.	Director	March 13, 2002
William R. Boles, Jr.

/s/ Ernest Butler, Jr.	Director	March 13, 2002
Ernest Butler, Jr.

/s/ Calvin Czeschin	Director	March 13, 2002
Calvin Czeschin

/s/ James B. Gardner	Director	March 13, 2002
James B. Gardner

/s/ W. Bruce Hanks	Director	March 13, 2002
W. Bruce Hanks

/s/ R. L. Hargrove, Jr.	Director	March 13, 2002
R. L. Hargrove, Jr.

/s/ Johnny Hebert	Director	March 13, 2002
Johnny Hebert

/s/ F. Earl Hogan	Director	March 13, 2002
F. Earl Hogan

/s/ C. G. Melville, Jr.	Director	March 13, 2002
C. G. Melville, Jr.

/s/ Virginia Boulet	Director	March 13, 2002
Virginia Boulet

            Pursuant to the requirements of the Securities Act of 1933, CenturyTel Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on March 13, 2002.
CENTURYTEL CAPITAL TRUST I
By: CenturyTel, Inc., as Sponsor By: /s/ Stacey W. Goff Stacey W. Goff Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit
1	Form of Underwriting Agreement. ***

3.1

Amended and Restated Articles of Incorporation of CenturyTel, dated as of May 6, 1999 (incorporated by reference to Exhibit 3(i) to CenturyTel's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999).

3.2	By-laws of CenturyTel as amended through November 18, 1999 (incorporated by reference to Exhibit 3(ii) of CenturyTel's Annual Report on Form 10-K for the year ended December 31, 1999).

4.1

Rights Agreement dated as of August 27, 1996 between CenturyTel and Harris Trust and Savings Bank (successor-in-interest to Society National Bank), as Rights Agent (incorporated by reference to Exhibit 1 to CenturyTel's Current Report on Form 8-K filed August 30, 1996), as amended by Amendment No. 1 to Rights Agreement, dated May 25, 1999 (incorporated by reference to Exhibit 4.2 (ii) to CenturyTel's Current Report on Form 8-K dated May 25, 1999) and Amendment No. 2 thereto, dated and effective as of June 30, 2000, by and between CenturyTel and Computershare Investor Services LLC, as rights agent (incorporated by reference to Exhibit 4.1 of CenturyTel's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

4.2

Indenture dated as of March 31, 1994 between CenturyTel and Regions Bank (successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as Trustee (incorporated by reference to Exhibit 4.1 of CenturyTel's registration statement on Form S-3, File No. 33-52915).

4.3	Form of subordinated debt securities indenture.**

4.4	Form of board resolution to be used in designating and authorizing the terms and conditions of any series of debt securities offered hereunder.**

4.5	Form of debt security (included within Exhibit 4.4).

4.6	Form of preferred stock.***

4.7	Form of Articles of Amendment to CenturyTel's Amended and Restated Articles of Incorporation to be used in connection with issuances of Preferred Stock. ***

4.8	Form of deposit agreement with respect to depositary shares. ***

4.9	Form of depositary receipt (included in Exhibit 4.8).

4.10	Form of common stock (incorporated by reference to Exhibit 4.3 of CenturyTel's Annual Report on Form 10-K for the year ended December 31, 2000).

4.11	Form of warrant agreement. ***

4.12	Form of warrant. ***

4.13	Form of purchase contract. ***

4.14	Form of purchase certificate (included in Exhibit 4.13).

4.15	Form of purchase unit. ***

4.16	Form of purchase unit certificate (included in Exhibit 4.15).

4.17	Certificate of Trust of CenturyTel Capital Trust I.*

4.18	Declaration of Trust of CenturyTel Capital Trust I.*

4.19	Form of trust preferred security.***

4.20	Form of guarantee agreement of CenturyTel relating to trust preferred securities.***

4.21	Form of amended and restated declaration of trust of the CenturyTel Capital Trust I relating to trust preferred securities.***

5.1	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.**

5.2	Opinion of Richards, Layton & Finger, P.A.**

12	Statement regarding computation of ratio of earnings to fixed charges.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Jones Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1).

23.3	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2).

24	Power of Attorney (included on the signature pages of this registration statement).

25.1	Statement of Eligibility of Trustee on Form T-1 under the senior debt securities indenture. **

25.2	Statement of Eligibility of Trustee on Form T-1 under the subordinated debt securities indenture.**

25.3	Statement of Eligibility of Trustee on Form T-1 under the trust preferred securities.**

25.4	Statement of Eligibility of Trustee on Form T-1 under the guarantee agreement of CenturyTel relating to trust preferred securities.**

________________

*	Filed herewith.
**	To be filed by one or more pre-effective amendments to this registration statement or as an exhibit to a document to be incorporated by reference therein.
***	To be filed by one or more post-effective amendments to this registration statement or as an exhibit to a document to be incorporated by reference herein.